UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant    ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-12

Genta Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GENTA INCORPORATED
Two Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

April 20, 2004

Dear Stockholder:

     You are cordially invited to attend the 2004 annual meeting of stockholders of Genta Incorporated on Wednesday, June 23, 2004, at 11:00 a.m., local time, at the Hotel Westminster, 550 West Mount Pleasant Avenue, Livingston, New Jersey.

     The accompanying notice of annual meeting of stockholders outlines the matters to be brought before the meeting, and the accompanying proxy statement discusses these matters in greater detail. The notice and the proxy statement have been made a part of this invitation.

     Whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope to which no postage need be affixed if mailed in the United States. If you have any questions or need assistance in completing the proxy card, please contact Stephen E. Cook, our Corporate Controller, at the number above.

     We are providing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 with this proxy statement. We are mailing this proxy statement and a form of proxy on or about May 18, 2004.

     Our Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Raymond P. Warrell, Jr., M.D. Chairman and Chief Executive Officer

GENTA INCORPORATED
Two Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

Notice of Annual Meeting of Stockholders

     The 2004 annual meeting of stockholders of Genta Incorporated will be held on Wednesday, June 23, 2004, at 11:00 a.m., local time, at the Hotel Westminster, 550 West Mount Pleasant Avenue, Livingston, New Jersey, for the following purposes:

1.	To elect directors.

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance.

3.	To approve an amendment to our 1998 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan.

4.	To approve an amendment to our Non-Employee Directors’ 1998 Stock Option Plan with respect to the annual stock options granted under the plan.

5.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004.

6.	To transact such other business as may properly come before the meeting.

     All stockholders are cordially invited to attend the meeting. Attendance at the meeting is limited to stockholders and one guest. Only stockholders of record at the close of business on April 30, 2004, the record date, are entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

By order of the Board of Directors,

William P. Keane Vice President, Chief Financial Officer and Corporate Secretary

April 20, 2004

GENTA INCORPORATED
Two Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

PROXY STATEMENT

     This proxy statement contains information related to the 2004 annual meeting of stockholders of Genta Incorporated to be held on Wednesday, June 23, 2004, at 11:00 a.m., local time, at the Hotel Westminster, 550 West Mount Pleasant Avenue, Livingston, New Jersey, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being mailed to our stockholders on or about May 18, 2004.

VOTING AT THE ANNUAL MEETING

Who Can Vote

     Only stockholders of record at the close of business on April 30, 2004, the record date, are entitled to notice of and to vote at the annual meeting, and at any postponements or adjournments thereof. As of March 31, 2004, 77,748,889 shares of our Common Stock, par value $.001 per share, were issued and outstanding, and less than 10,000 shares of our convertible Series A Preferred Stock, par value $.001 per share, were outstanding. Holders of our Common Stock are entitled to vote for the election of our directors, as well as one vote per share for each other proposal presented at the annual meeting. Holders of our Series A Preferred Stock are not entitled to vote at the meeting.

How to Vote; How Proxies Work

     The Board of Directors is asking for your proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy as you can always change your vote at the meeting. Please complete, date and sign the enclosed proxy card and return it at your earliest convenience. We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our capital stock. Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication. In addition, we have retained Mellon Investor Services to act as our proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $9,500, plus reasonable out of pocket expenses, for proxy solicitation services.

     At the annual meeting, and at any postponements and adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the annual meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the election of each of the nominees as director and FOR each other proposal described in this proxy statement and the attached notice of annual meeting of stockholders. A stockholder may revoke his or her proxy at any time before it is exercised by written notice to our Corporate Secretary at our address listed on the top of page one of this proxy statement, by delivery of a later-dated signed proxy or by voting in person at the annual meeting.

What Constitutes a Quorum

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. Broker non-votes occur when a nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner.

What Vote is Required

     Election as a director requires a plurality of the votes cast at the meeting. For election of directors, votes may be cast in favor of or withheld from a nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

     Each other proposal described in this proxy statement and the attached notice of annual meeting of stockholders requires the affirmative vote of a majority of the votes cast at the meeting, except that the proposal to amend our Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of our Common Stock. For each of these proposals, abstentions may be specified and will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of such proposals except the proposal to amend our Certificate of Incorporation.

PROPOSAL ONE

ELECTION OF DIRECTORS

     As of March 31, 2004, the Board consisted of eight directors. At the 2004 annual meeting, directors will be elected to serve a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

     The Board has nominated Raymond P. Warrell, Jr., M.D., Jerome E. Groopman, M.D., Betsy McCaughey, Ph.D., Peter T. Tattle, Daniel D. Von Hoff, M.D., Harlan J. Wakoff, Douglas G. Watson and Michael S. Weiss for election as directors to serve until the 2005 annual meeting of stockholders. All nominees are currently members of the Board.

     Each nominee has expressed his or her willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. If a nominee becomes unavailable before the election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

     Set forth below is certain information with respect to each nominee for director.

Nominees for Election at the Annual Meeting

     Raymond P. Warrell, Jr., M.D., 54, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., manufacturers of Trisenox®, a drug for the treatment of acute promyelocytic leukemia, which was acquired by Cell Therapeutics, Inc. in January 2000. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

     Jerome E. Groopman, M.D., 52, has been a member of our Board since November 2002. Dr. Groopman, who is Professor of Medicine and Chief of Experimental Medicine at the Beth Israel Deaconess Medical Center in Boston, also holds the Dina and Raphael Recanati Chair of Medicine at Harvard Medical School. Dr. Groopman has an extensive record of achievement in basic and clinical research related to cancer, hematology and HIV infection. He has served on the Advisory Council to the National Heart, Lung and Blood Institute for AIDS-related diseases. He was Chairman of the Advisory Committee to the FDA for Biological Response Modifiers. In 2000, Dr. Groopman was elected to the Institute of Medicine of the National Academy of Sciences. Dr. Groopman also serves on many scientific editorial boards and has authored and published more than 150 scientific articles. He has written three books relating to the devastating personal impact of disease in people afflicted with AIDS and cancer entitled, “The Measure of Our Days”, “Second Opinions” and “The Anatomy of Hope.” Among other periodicals, he is a frequent contributor to The New Yorker magazine, where he is staff writer on medicine and biology.

     Betsy McCaughey, Ph.D., 55, has been a member of our Board since June 2001. Dr. McCaughey is a nationally recognized expert on health care. Dr. McCaughey has had a distinguished academic career as a faculty member at Columbia University and as John M. Olin Fellow at the Manhattan Institute. In the mid 1990s, she received broad recognition for her analysis of the Clinton health care plan. In 1994, she was elected Lieutenant Governor of New York and was a candidate for Governor in 1998. As Lieutenant Governor, she drafted legislation dealing with Medicaid reform, clinical trials access, hospital financing and insurance reform. She is currently an Adjunct Senior

Fellow at the Hudson Institute and is a frequent commentator on the future of the health care industry. Dr. McCaughey has authored numerous articles on health insurance, medical innovation, government regulation and public policy, which have appeared in publications such as The Wall Street Journal, New Republic, The New York Times, and U.S. News and World Report.

     Peter T. Tattle, 62, has been a member of our Board since December 2003. Mr. Tattle retired in 2001 after a 36-year career at Johnson & Johnson. Mr. Tattle’s early tenure at Johnson & Johnson spanned positions of increasing responsibility in sales, marketing and product management in Canada, the US and the United Kingdom. In 1987, Mr. Tattle was appointed International Vice President to lead the Cilag Pharmaceutical companies worldwide, and in 1989 was named President of that organization. From 1991 until his retirement, Mr. Tattle served as Company Group Chairman in Johnson & Johnson’s Pharmaceuticals Group. Mr. Tattle currently serves on the boards of Xanthus Life Sciences Inc., DFB Pharmaceuticals Inc., Catalina Marketing Corporation and The Cancer Institute of New Jersey.

     Daniel D. Von Hoff, M.D., F.A.C.P., 56, has been a member of our Board since January 2000. He is currently Professor of Medicine, Professor of Pathology, Molecular and Cellular Biology and Director of the Arizona Health Science Center’s Cancer Therapeutics Program at The University of Arizona in Tucson. He also serves as Executive Vice President of the Translational Genomics Research Institute (TGen) and will also serve as Director of TGen’s Translational Drug Development Division. Dr. Von Hoff is also Chief Scientific Officer for U.S. Oncology. From 1985 through 1999, he was a professor at the University of Texas Health Science Center at San Antonio. From 1994 through 1999, he was also an adjunct scientist at the Southwest Foundation for Biomedical Research. Dr. Von Hoff has published more than 503 papers, 126 book chapters and more than 843 abstracts. Dr. Von Hoff is the former President of the American Association for Cancer Research, a Fellow of the American College of Physicians and a member and past board member of the American Society of Clinical Oncology. He was a founder and board member of ILEXTM Oncology, Inc., which has been acquired by Genzyme, Inc. Dr. Von Hoff has also served as a consultant to a number of biopharmaceutical companies engaged in oncology drug development. He is founder and the Editor Emeritus of Investigational New Drugs – The Journal of New Anticancer Agents and Editor of Molecular Cancer Therapeutics. He has played a significant role in the development of several anticancer agents, e.g., gemcitabine, CPT-11, docetaxel and others now used routinely in the practice of oncology.

     Harlan J. Wakoff, 37, has been a member of our Board since September 1997. Mr. Wakoff is a Managing Director in the Mergers & Acquisitions Group at J.P. Morgan Securities Inc. From 1996 to 1999 Mr. Wakoff was a Vice President of the Media and Entertainment Investment Banking Group at ING Baring Furman Selz LLC. He was previously affiliated with the investment banking groups at NatWest Markets from January 1995 to June 1996 and Kidder Peabody & Co. from August 1993 to January 1995.

     Douglas G. Watson, 59, has been a member of our Board since April 2002. Mr. Watson is the founder and Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm. Prior to taking early retirement in 1999, Mr. Watson spent 33 years with Geigy/Ciba-Geigy/Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States. From 1986 to 1996, he was President of Ciba U.S. Pharmaceuticals Division, and in 1996 he was appointed President & Chief Executive Officer of Ciba-Geigy Corporation. During this ten-year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association board in Washington, DC. Mr. Watson became President & Chief Executive Officer of Novartis Corporation in 1997 when the merger of Ciba-Geigy & Sandoz was approved by the Federal Trade Commission. Mr. Watson is currently Chairman of OraSure Technologies Inc. He also serves on the boards of Engelhard Corporation, Dendreon Corporation and InforMedix, Inc., as well as a number of privately held biotechnology companies.

     Michael S. Weiss, 38, has been Vice Chairman of our Board since May 1997 and was appointed Lead Director in November 2002. Mr. Weiss is Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, a drug development company focused on therapies for cancer and diabetes. Prior to joining Keryx, from March 1999 to December 2002, Mr. Weiss served first as Chief Executive Officer and Chairman and then as the Executive Chairman of ACCESS Oncology, Inc., a private biotechnology company dedicated to the in-licensing and development of clinical stage oncology drugs. Previously, from November 1993 to March 1999, Mr. Weiss was Senior Managing Director of Paramount Capital, Inc., a NASD registered broker-dealer which is an affiliate of our largest stockholder. Prior to that, Mr. Weiss was an attorney at Cravath, Swaine & Moore.

     The Board unanimously recommends that you vote “FOR” the election of each nominee as director.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE

     The Board has unanimously approved an amendment to our Certificate of Incorporation to increase the authorized number of shares of capital stock from 125,000,000 shares to 155,000,000 shares and recommends that our stockholders approve the proposed amendment. The additional 30,000,000 shares of capital stock will be designated as Common Stock with a par value of $0.001 per share. Genta is currently authorized to issue 125,000,000 shares of capital stock, 120,000,000 of which are designated as Common Stock and 5,000,000 of which are designated as Preferred Stock.

     The additional shares of Common Stock would have rights identical to our Common Stock currently outstanding. Approval of the proposed amendment and any issuance of Common Stock would not affect the rights of the holders of our Common Stock currently outstanding, except for the effects incidental to increasing the outstanding number of shares of Common Stock, such as dilution of earnings per share and voting rights of current holders of our Common Stock. As of March 31, 2004, 77,748,889 shares of our Common Stock were issued and outstanding. The proposed amendment will not change the number of shares of Preferred Stock authorized for issuance.

     The Board believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board to be necessary or desirable. These purposes may include, but are not limited to, the following: expanding our business or product lines through the acquisition of other businesses or products; establishing strategic relationships with other companies; raising capital through the sale of our Common Stock; and attracting and retaining valuable employees by providing equity incentives. We do not currently have any commitments, arrangements or understandings relating to any such transaction, which would require the additional shares. The number of shares currently authorized is sufficient for our existing commitments.

     Once authorized, the additional shares of Common Stock may be issued with approval of our Board but without further approval of our stockholders, unless stockholder approval is required by applicable law, rule or regulation.

     Stockholder approval of this proposal is required under Delaware law and requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock.

     The Board unanimously recommends that you vote “FOR” the approval of the amendment to the our Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO OUR 1998 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE PLAN

     On March 19, 2004, the Board approved, subject to stockholder approval at the annual meeting, an amendment to our 1998 Stock Incentive Plan that would increase the total number of shares of Common Stock authorized for issuance under the plan from 17,000,000 shares to 18,500,000 shares, an increase of 1,500,000 shares. The Board has directed that the proposed amendment be submitted to our stockholders for their approval.

     The Board believes that the availability of the additional 1,500,000 shares under the plan is in the best interests of the company and our stockholders because the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers and employees essential to our success (whether through acquisitions or otherwise) and in aligning their long term interests with those of our stockholders. The increase in the number of shares of Common Stock reserved for issuance under the plan will permit us to continue to operate the plan for the benefit of new participants (including new hires or employees of acquired companies), as well as to allow additional awards to current participants. Stockholder approval of the increase in the number of shares of Common Stock under the plan is necessary to comply with the Nasdaq listing maintenance standards.

     The major features of the plan are summarized below, which summary is qualified in its entirety by the actual text of the plan. We will furnish, without charge, a copy of the plan to any stockholder upon request. Such request should be sent to our Corporate Secretary or made by telephone at our address or phone number listed on the top of page one of this proxy statement.

General

     The plan provides for the grant of (i) incentive stock options, (ii) non-qualified stock options (incentive and nonqualified stock options are collectively referred to as “options”), (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, (vi) dividend equivalent rights and (vii) other stock-based awards. The plan currently authorizes the issuance of up to 17,000,000 shares of Common Stock, subject to adjustment as described in the plan. Our stockholders are being asked to consider and approve an amendment which would, commencing on the date of the annual meeting, increase the number of shares of Common Stock available for grants under the plan by an additional 1,500,000 shares, for a total of 18,500,000 shares. If any award is forfeited or otherwise terminates or is cancelled without delivery of the shares of Common Stock, the shares covered by such award or to which such award relates will again become available for issuance under the plan. No individual who receives a grant of stock options and stock appreciation rights under the plan may be granted more than 8,000,000 shares under the plan during any two-year period.

     The plan was approved by the Board on May 28, 1998 and by our stockholders on July 14, 1998. The plan was most recently amended and restated by the Board on April 16, 2003 and by our stockholders on June 25, 2003.

Administration

     The plan is administered by the Board’s Compensation Committee. This committee has the authority to (i) exercise all of the powers granted to it under the plan, (ii) construe, interpret and implement the provisions of the plan, (iii) prescribe, amend and rescind rules and regulations relating to the plan, (iv) correct any defect, supply any omission and reconcile any inconsistency in the plan, (v) amend the plan to reflect changes in applicable law, (vi) determine whether, to what extent and under what circumstances awards may be settled or exercised, and (vi) determine whether, to what extent and under what circumstances amounts payable with respect to awards will be deferred. The determinations of the committee are made in its sole discretion and are final, binding and conclusive. The committee is presently comprised of Michael S. Weiss, Daniel D. Von Hoff, M.D. and Douglas G. Watson, each of whom is an independent non-employee director of Genta.

Eligibility for Participation

     Officers and other employees (including prospective employees whose participation is conditioned on their becoming employees) of the company and our subsidiaries and consultants, advisers and other independent contractors of the company and our subsidiaries are eligible for grants under the plan. Non-employee directors of the company are not eligible to receive grants under the plan. The committee determines who will receive grants under the plan. As of March 31, 2004, approximately 183 employees were eligible for grants under the plan.

Types of Awards

   Stock Options

     The committee may grant stock options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or so-called “non-qualified stock options” that are not intended to so qualify. The terms of any stock option grant under the plan are set forth in the plan agreement and determined by the committee. Anyone eligible to participate in the plan may receive a grant of non-qualified stock options. Only employees of the company and our subsidiaries may receive a grant of incentive stock options. The plan provides that the total number of incentive stock options which may be granted under the plan may not exceed 12,500,000 shares of Common Stock.

     The committee determines the period during which stock options are exercisable, subject to the limitation that incentive stock options must be exercised no later than the tenth anniversary of the date of grant of the incentive stock option. However, if the grantee of an incentive stock option is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the period during which stock options are exercisable may not exceed five years from the date of grant. Unless the committee provides otherwise, an option will become exercisable in four equal installments of 25% on each of the first four anniversaries of the date of grant.

     The exercise price per share of an option will be determined by the committee and set forth in the plan agreement. The exercise price per share for a non-qualified stock option may be less than, equal to or greater than the fair market value of a share of Common Stock on the date of grant. The exercise price per share for incentive stock options must be at least equal to the fair market value of a share of Common Stock on the date of grant. It is current committee policy that the exercise price per share must be at least equal to the fair market value of a share of Common Stock on the date of grant for all non-qualified stock options granted. If the grantee of an incentive stock option is a person who holds more than 10% of the total combined voting power of all classes of stock of the company or any of our subsidiaries, the exercise price per share of the incentive stock option must be no less than 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which incentive stock options become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such incentive stock options must be treated as non-qualified stock options.

     The exercise price for any option is payable (i) by check, (ii) by delivery of shares of Common Stock having a fair market value on the date of the exercise equal to part or all of the option exercise price (unless the plan agreement provides otherwise) or (iii) by such other payment method permitted by the committee. The committee may provide in the plan agreement that an additional option will be granted to any grantee who delivers shares of Common Stock to exercise an outstanding option. The additional option will equal the number of shares delivered to exercise the original outstanding option, have an exercise price equal to the fair market value of the Common Stock on the date of grant and have an expiration date that is no later than that of the original option.

   Stock Appreciation Rights

     The committee may grant stock appreciation rights to anyone eligible to participate in the plan. Stock appreciation rights may be granted in connection with, or independently of, any stock option granted under the plan. Upon exercise of a stock appreciation right, the grantee will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price set forth in the plan agreement. Such payment to the grantee will be in cash, in Common Stock or a combination of cash and Common Stock, as determined by the committee.

   Restricted Stock

     The committee may grant restricted shares of Common Stock to anyone eligible to participate in the plan. The committee may require that grantees pay consideration for the restricted stock. The committee determines the number of shares of Common Stock subject to the restricted stock award, the terms and conditions of the restricted stock award and the applicable restriction period. After a grantee accepts a restricted stock award, the grantee will have all of the rights of our stockholders with respect to such restricted stock, except that the grantee will not be able to transfer the restricted stock until the stock is earned and the restrictions lapse.

   Restricted Stock Units

     The committee may grant restricted stock units to anyone eligible to participate in the Plan. Restricted stock units provide grantees with the economic equivalent of actual restricted shares of stock. A restricted stock unit is an unsecured promise to transfer an unrestricted share of Common Stock at a specified future maturity date (which can be later than the vesting date at which the right to receive the shares becomes non-forfeitable) selected by the grantee.

   Dividend Equivalent Rights

     The committee may include in any award a dividend equivalent right which entitles the recipient to receive an amount equal to the ordinary dividends that would have been paid, during the time such award is outstanding, unexercised or not vested, on the shares of Common Stock covered by such award as if such shares were then outstanding.

   Other Stock Based-Awards

     The plan permits the committee to grant other stock based awards, such as performance shares or unrestricted stock, subject to such terms and conditions, as the committee deems appropriate.

Amendment and Termination of the Plan

     The Board may amend or terminate the plan at any time, subject to stockholder approval if required in order to comply with the Internal Revenue Code of 1986, as amended, or other applicable laws or regulations. Unless sooner terminated by the Board, no stock options may be granted under the plan after July 13, 2008.

Change in Control

     In the event of a change in control, (i) unless the applicable plan agreement provides otherwise, outstanding stock options and stock appreciation rights will become fully vested and immediately exercisable if the grantee’s employment is terminated without cause within one year of the change in control, and (ii) outstanding plan agreements may be amended by the committee to advance the date on which the outstanding award terminates. If a proposed liquidation or dissolution of us occurs, outstanding awards will terminate immediately prior to the consummation of the action, unless the committee determines otherwise. If we merge or consolidate with or into another corporation or entity, outstanding awards will be assumed or an equivalent option or right will be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the committee determines otherwise. If the successor corporation does not assume or substitute the outstanding award, the award will terminate as of the date of the closing of the merger.

Grants Under the Plan

     As of March 31, 2004, stock options to purchase an aggregate of 12,303,237 shares of Common Stock (net of cancellations) had been granted under the plan, of which 10,490,062 were outstanding. No shares of Common Stock remain outstanding or have been granted with respect to stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or other stock-based awards. If the amendment to the plan to increase the number of shares authorized to be issued under the plan to 18,500,000 shares is approved by stockholders at the meeting, the total number of shares of Common Stock that will be available to be issued is 6,196,763 shares.

     No grants have been made under the plan that are subject to stockholder approval at the annual meeting. The following table lists stock option grants made during 2003 under the plan at an exercise price of $5.82 to $16.30 per share.

Name and Position	Number Of Securities Underlying Options Granted
Raymond P. Warrell, Jr., M.D	1,300,000
Chairman and Chief Executive Officer

William P. Keane	15,000
Vice President, Chief Financial Officer
and Corporate Secretary

Loretta M. Itri, M.D	330,000
President, Pharmaceutical Development
and Chief Medical Officer

Bruce A. Williams	20,000
Senior Vice President, Sales and Marketing

Stefan Grant, M.D., J.D	7,500
Vice President and Corporate Counsel

Executive Group, other than those listed above	–

Non-Executive Director Group	–

Non-Executive Officer Employee Group	795,800

Total grants made during 2003	2,468,300

     The last reported sales price of our Common Stock on March 31, 2004 on the Nasdaq stock market was $10.50 per share.

Federal Income Tax Consequences

     The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants that may be awarded under the plan. This discussion is intended for the information of our stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the plan.

     The grant of an incentive stock option or non-qualified stock option will create no tax consequences for us or the participant. A participant will not recognize taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and we will receive no deduction at that time. Upon exercising a non-qualified stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date exercised. We generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

     A participant’s disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the exercise price of the option in the case of shares acquired by exercise of an incentive stock option and held for the applicable incentive stock option holding periods). Generally, there will be no tax consequences to us in connection with a disposition of shares acquired under an option, except that we will be entitled to a deduction (and the participant will recognize ordinary income) if shares acquired upon exercise of an incentive stock option are disposed of before the applicable incentive stock option holding periods are satisfied.

     With respect to the grant of restricted shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares received at the time that the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of such restricted shares rather than upon the lapse of the restriction on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits the shares, the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after receipt of the shares.

     The grant of a stock appreciation right or restricted stock unit will not result in income for the participant or in a tax deduction to us. Upon exercise of the award, the participant will recognize ordinary income in an amount that equals the fair market value of any shares of Common Stock and/or any cash received, and Genta will be entitled to a tax deduction in the same amount. Participants will recognize ordinary income equal to any amounts paid on dividend equivalent rights at the time of such payment, and we will be entitled to a corresponding deduction.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a public corporation’s tax deduction for compensation paid to its chief executive officers and any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. We intend that stock options and stock appreciation rights granted under the plan by the committee will qualify as performance-based compensation. Other awards granted under the plan will not qualify as performance-based compensation.

     The plan amendment is being presented for stockholder approval to satisfy Nasdaq requirements and to qualify for certain tax benefits. If the amendment is not approved, it will not be adopted.

     The Board unanimously recommends that you vote “FOR” the approval of an amendment to our 1998 Stock Incentive Plan to increase the number of shares authorized under the plan.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO OUR NON-EMPLOYEE DIRECTORS’ 1998 STOCK OPTION PLAN WITH RESPECT TO THE ANNUAL STOCK OPTIONS GRANTED UNDER THE PLAN

     On June 26, 2003, the Board approved, subject to stockholder approval at the annual meeting, an amendment to our Non-Employee Directors’ 1998 Stock Option Plan with respect to the stock options granted annually to our directors who are not employees of the company or any of our subsidiaries for their services. The Board has directed that the proposed amendment be submitted to our stockholders for their approval, as stockholder approval is necessary to comply with the Nasdaq listing maintenance standards. If Proposal Four is not approved by our stockholders, the amendment will not be adopted and certain options conditionally granted to non-employee directors as described below will be terminated.

     Under the plan, each non-employee director receives (i) a grant of an option to purchase 24,000 shares of Common Stock upon his or her initial election to the Board (subsection 5(d)) and (ii) an annual grant of an option to purchase 20,000 shares of Common Stock at the first meeting of the Board that he or she attends in person, fully exercisable on the date of the grant (subsection 5(e)). In addition, the plan currently provides that each member of the Executive Committee of the Board will receive a grant of an option to purchase 1,000 shares of Common Stock for each Executive Committee meeting that he or she attends in person, fully exercisable on the date of the grant (subsection 5(f)).

     Proposal Four would amend two subsections of the plan. The first subsection that would be affected is subsection 5(e), which sets forth the annual grant of options to non-employee directors. The Board believes that improvements in communications technology allow directors to participate effectively at meetings by means of tele- or video-conference connections. Therefore, the Board recommends that directors who attend meetings in this manner should be eligible for compensation as if they were present in person, subject to the approval of the Chairman of the Board. This change would be effected by substituting the term “attend in person, or participate in, subject to the approval of the Chairman of the Board” in subsection 5(e) for the current words “attend in person.”

     The second subsection that would be affected by Proposal Four is subsection 5(f), which currently covers the grant of stock options to members of the Executive Committee of the Board. The Board is proposing that current subsection 5(f) be deleted and replaced with a new subsection 5(f) to provide for stock options to be granted to the Lead Director and the chairperson of each committee of the Board. To this end, the Board has taken cognizance that the Sarbanes-Oxley Act of 2002 and other new regulatory requirements have resulted in establishing new organizational and business standards that hold public companies and their boards of directors to new governance and business standards. The Sarbanes-Oxley Act of 2002 introduces, among other things, board-level oversight of accountability, internal controls and principles of integrity and independence. The Sarbanes-Oxley Act of 2002 contemplates that leadership for many of these functions will be provided by chairs of committees of boards and other independent board members. The change in subsection 5(f) would recognize the increased time, effort and responsibility of those positions. The proposed new wording of subsection 5(f) is as follows:

“(f) The Lead Director and each non-employee Chairperson of a Committee of the Board will be granted an annual option to purchase 5,000 shares at the first meeting of the Board held subsequent to the Annual Meeting of Stockholders. The exercise price per share of Common Stock under each option granted under this subsection 5(f) shall be equal to Fair Market Value (as defined in subsection 6(a) of this Plan). Such options shall become exercisable immediately upon grant.”

     On June 26, 2003, the Board approved grants for 2003 to the Lead Director and chairperson of each committee of the Board as contemplated by the proposed change to subsection 5(f), subject to stockholder approval of Proposal Four at the 2004 annual meeting of stockholders. Accordingly, on June 26, 2003, the following non-employee directors were granted options to purchase Common Stock at $12.50 and $14.86 per share under the plan, conditioned upon stockholder approval of Proposal Four, with respect to the capacities and in the amounts set forth opposite their respective names:

Name of Non-Employee Director	Capacity for which Option Was Granted	Shares of Common Stock Underlying Options Granted
Harlan J. Wakoff	Chair — Audit Committee	5,000
Michael S. Weiss	Lead Director, Chair — Compensation Committee, Chair — Nominating and Corporate Governance Committee	15,000

     The major features of the plan are summarized below, which summary is qualified in its entirety by the actual text of the plan. We will furnish without charge a copy of the plan to any stockholder upon request. Such request should be sent to our Corporate Secretary or made by telephone at our address or phone number listed on the top of page one of this proxy statement.

General

     The plan provides for the grant of non-qualified stock options to our non-employee directors. The plan authorizes the issuance of up to 3,300,000 shares of Common Stock, subject to adjustment as described in the plan. If any stock option issued under the plan is cancelled or terminated without delivery of the shares of Common Stock, the shares covered by such stock option will again be available for issuance under the plan.

     The plan was approved by the Board on May 28, 1998 and by our stockholders on July 14, 1998. The plan was most recently amended on June 26, 2003 by the Board.

Administration

     Any administrative action required under the plan will be taken by the Board. All determinations of the Board are final, binding and conclusive.

Eligibility for Participation

     Only non-employee directors are eligible to receive grants under the plan. As of March 31, 2004, seven non-employee directors were eligible for grants under the plan.

Stock Option Grants

     Currently, each non-employee director receives a grant under the plan of an option to purchase 24,000 shares of Common Stock upon his or her initial election to the Board, which vests over a three year period. Thereafter, each non-employee director receives an annual grant under the plan of an option to purchase 20,000 shares of Common Stock at the first meeting of the Board that he or she attends in person, fully exercisable on the date of the grant. In addition, each member of the Executive Committee of the Board receives a grant of an option to purchase 1,000 shares of Common Stock for each Executive Committee meeting that he or she attends in person, fully exercisable on the date of the grant. Revisions to the annual stock option grants are proposed in this Proposal Four.

     Each option granted to a non-employee director under the plan will have an exercise price equal to the fair market value of the Common Stock on the date of the grant and a term of ten years from the date of the grant.

If a non-employee director’s service on the Board terminates for any reason other than death or disability, options granted under the plan will be exercisable for six months after termination to the extent they were exercisable at the time of termination, but not after the expiration date of the option. If a director dies or becomes disabled while serving on the Board or during the aforementioned post-service exercise period, the options granted under the plan will, to the extent exercisable immediately prior to death or disability, remain exercisable for one year after the date of death or disability, but not after the expiration date of the option.

Amendment and Termination of the Plan

     The Board may amend the plan at any time, subject to stockholder approval if required to comply with applicable law, rule or regulation. Unless terminated earlier by the Board, the plan will terminate on the date that no more shares are available for issuance under the plan.

Change in Control

     In the event of a change in control, all options granted under the plan will become fully vested and immediately exercisable upon (i) the termination of the non-employee director’s membership on the Board by stockholder action within one year of the change in control, or (ii) the approval by our stockholders of a plan of complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets or other similar transactions. In the event of a merger or consolidation of us with or into any other corporation or entity, each outstanding stock option granted under the plan will be assumed by the successor corporation or a parent or subsidiary of the successor corporation or an equivalent option or right will be substituted for the outstanding stock option.

Grants Under the Plan

     As of March 31, 2004, stock options to purchase an aggregate of 1,048,336 shares of Common Stock (net of cancellations but including conditional options granted to certain directors as described under this Proposal Four) had been granted under the plan, of which 928,335 were outstanding.

     The following table lists all stock option grants (including, where applicable, conditional grants subject to stockholder approval under Proposal Four) made during 2003 under the plan at an exercise price of $6.60 to $14.86 per share:

Name of Non-Employee Director	Number Of Securities Underlying Options Granted
Jerome E. Groopman , M.D	20,000
Betsy McCaughey, Ph.D	20,000
Peter T. Tattle (appointed December 16, 2003)	24,000
Daniel D. Von Hoff, M.D	20,000
Harlan J. Wakoff	25,000
Douglas G. Watson	20,000
Michael S. Weiss	35,000
Patrick J. Zenner (retired December 16, 2003)	20,000

     The last reported sales price of our Common Stock on March 31, 2004 on the Nasdaq stock market was $10.50 per share.

Federal Income Tax Consequences

     The following is a brief description of the U.S. federal income tax consequences generally arising with respect to stock options that may be granted under the plan. This discussion is intended for the information of our stockholders considering how to vote at the 2004 annual meeting and not as tax guidance to individuals who participate in the plan.

     The grant of a nonqualified stock option will create no tax consequences for us or the participant. Upon exercising a nonqualified stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date exercised. We generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

     A participant’s disposition of shares acquired upon the exercise of a nonqualified stock option generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares. There will be no tax consequences to us in connection with a disposition of shares acquired under an option.

     The Board believes that these amendments to the plan are in the best interests of the company and our stockholders because they provide improved incentives to attract and retain qualified non-employee directors to serve on the Board and to encourage such directors to assume leadership roles as Lead Director and as chairpersons of the committees of the Board. Additionally, they encourage enhanced long-term performance by compensating directors for their service to the Board and their participation at meetings of the Board and its committees.

     The Board unanimously recommends that you vote “FOR” the approval of the amendment to our Non-Employee Directors’ 1998 Stock Option Plan with respect to the annual stock options granted under the plan.

PROPOSAL FIVE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

     The Board has selected the firm of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004, subject to ratification by our stockholders at the annual meeting. Deloitte & Touche LLP was our independent auditors for the fiscal year ended December 31, 2003.

     Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

     The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004.

OTHER MATTERS

     The Board does not know of any other matter that may be brought before the annual meeting. However, if any such other matters are properly brought before the meeting, the proxies may use their own judgment to determine how to vote your shares.

MATTERS RELATING TO OUR GOVERNANCE

The Board and its Committees

     The Board currently consists of eight directors. They are Raymond P. Warrell, Jr., M.D., Jerome E. Groopman, M.D., Betsy McCaughey, Ph.D., Peter T. Tattle, Daniel D. Von Hoff, M.D., Harlan J. Wakoff, Douglas G. Watson and Michael S. Weiss. The Board has determined that, except as noted below, all of the members of the Board are "independent directors" as defined under Nasdaq rules.

     Dr. Warrell is not considered independent as he is an executive officer of the Company.

     The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Board held seven meetings during the fiscal year ended December 31, 2003. The Audit Committee held seven meetings, and the Compensation Committee held three meetings.  No formal meetings were held by the Nominating and Corporate Governance Committee, as the independent directors of the Board acted as a whole on nominating and corporate governance matters.  The Executive Committee, which was re-established at the Board meeting held on December 16, 2003, did not meet during the year ended December 31, 2003.  Each member of the Board attended no fewer than 75% of the total number of meetings of the Board and the committees of which he or she was a member. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend and historically more than a majority have done so. All directors holding office at the time, with the exception of Dr. Von Hoff, attended the 2003 annual meeting of shareholders.

     Audit Committee

     The Audit Committee currently consists of Harlan J. Wakoff, Douglas G. Watson and Jerome E. Groopman, M.D. Each member of the committee is independent as defined under Nasdaq rules. The Board has also determined that both Mr. Wakoff and Mr. Watson fulfill the SEC criteria as audit committee financial experts. Pursuant to the Audit Committee’s charter adopted by the Board, the purposes of the Audit Committee include reviewing the procedures and results of our external auditing functions, providing a direct communication link to the Board from our external auditing staffs and our Chief Financial Officer, helping assure the quality of our financial reporting and control systems and recommending annually to the Board the firm of independent auditors to examine our financial statements. A copy of this committee’s charter was attached to our proxy statement for the 2003 annual meeting of stockholders as Appendix A.

     Compensation Committee

     The Compensation Committee currently consists of Michael S. Weiss, Daniel D. Von Hoff, M.D. and Douglas G. Watson. Each member of the committee is independent as defined under Nasdaq rules. The primary purpose of the Compensation Committee is to review, on an annual basis or more frequently as it deems appropriate, the performance of our executive officers, review the amount and form of compensation payable to our executive officers and report to the Board on an annual basis making recommendations regarding compensation of our executive officers. In addition, the Compensation Committee administers our equity compensation plans.

     Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee currently consists of Michael S. Weiss, Jerome E. Groopman, M.D. and Betsy McCaughey, Ph.D. Each member of the committee is independent as defined under Nasdaq rules. The purposes of the Nominating and Corporate Governance Committee are to identify and recommend individuals qualified for nomination to serve as on our Board and its committees, ensure that the performance of the Board is reviewed, develop and recommend corporate governance principles to the Board and ensure that an appropriate governing structure with respect to the Board and its committees is in place so that the Board can perform a proper review function. A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.genta.com.

     In assessing candidates as director nominees, whether recommended by this committee or stockholders, the committee considers the following criteria:

  Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and prior or current association with institutions noted for their excellence.
  Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.
  The background and experience of members of the Board should be in areas important to the operation of the company such as business, education, finance, government, law, medicine or science.
  The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

     The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. In order for a stockholder to make a nomination, the stockholder must comply with the advance notice provision of Section 14 in Article II of our by-laws. The stockholder must provide a written notice along with the additional information required by our by-laws to our Corporate Secretary at our address listed on the top of page one of this proxy statement. Except as set forth below, we must receive such written notice no less than 120 days prior to any meeting of stockholders called for the election of directors. In the event less than 100 days of notice of the meeting is given to stockholders, we must receive written notice not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

     Executive Committee

     The Executive Committee currently consists of Raymond P. Warrell, Jr., M.D., Harlan J. Wakoff, Douglas G. Watson, Peter T. Tattle and Michael S. Weiss. The Executive Committee is empowered to exercise all of the powers and authorities of the Board in management of the business and affairs of the company, except that the Executive Committee does not have the power and authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any provisions of our by-laws.

Compensation of Directors

     Our directors receive $15,000 per year for their services. In addition, under our Non-Employee Directors’ 1998 Stock Option Plan, non-employee directors currently receive a grant of 24,000 stock options upon their initial election to the Board and, thereafter, each member of the Board receives an annual grant of 20,000 stock options at the first Board meeting he or she attends in person each year. Employee directors are eligible for stock options under our 1998 Stock Incentive Plan. Directors receive an additional $1,500 for each Board meeting attended in person or $750 for each Board meeting attended telephonically. Directors attending committee meetings receive $1,000 for each in-person meeting or $750 for each meeting attended telephonically. Directors receive $2,500 per day for Board or committee activities outside of the normal activities. If Proposal Four described on pages eleven through fourteen of this proxy statement is approved by our stockholders at the meeting, the Lead Director and committee chairpersons would receive annual cash compensation of $5,000 and a grant of 5,000 stock options.

Stockholder Communications to the Board

     The Board has provided a process for stockholders to communicate with our directors. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the non-employee directors or any other group of directors or committee of the Board or to a particular director, in care of our Corporate Secretary at our address listed on the top of page one of this proxy statement.

Certain Relationships and Related Transactions

     We have a series of agreements with Aventis Pharmaceuticals, Inc. to develop and commercialize Genasense™. Aventis and Genta will co-promote Genasense™ in the United States; Aventis is a major participant in the worldwide oncology market and possesses one of the largest oncology sales forces in the United States. Under these agreements, Aventis has committed to provide up to $476.9 million in initial payments, milestone payments and for the purchase from us of equity and convertible notes. In addition, Aventis is responsible for 75% of development costs related to any U.S. NDA (new drug application) incurred by Genta or Aventis, and substantially all other development, marketing and sales costs incurred worldwide in connection with Genasense™. Aventis has agreed to pay us royalties on its exclusive worldwide net sales of Genasense™, and to reimburse a portion of our expense in building Genta’s sales force to market Genasense™ in the United States.

     In 2003, license fees and development funding revenues received from Aventis pursuant to our collaborative agreement related to GenasenseTM accounted for $1.0 million, or 15% and $4.2 million, or 63% of our consolidated revenues, respectively. In 2002, license fees and development funding revenues received from Aventis accounted for $0.8 million, or 22% and $2.8 million, or 78% of our consolidated revenues, respectively. Aventis beneficially owns 8.6% of our Common Stock as of March 31, 2004.

Code of Ethics

     The Board has adopted a Code of Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer and controller. A copy of the Code is currently available on our website at www.genta.com.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

     Our executive officers are:

     Raymond P. Warrell, Jr., M.D., 54, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., manufacturers of Trisenox®, a drug for the treatment of acute promyelocytic leukemia, which was acquired by Cell Therapeutics, Inc. in January 2000. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

     William P. Keane, 49, has been our Vice President and Chief Financial Officer since October 2002 and was appointed our Corporate Secretary in November 2002. Previously, he was Vice President of Sourcing, Strategy, and Operations Effectiveness at Bristol Myers Squibb, Inc. From 2000 to 2001, Mr. Keane served as Chief Financial Officer of Covance Biotechnology Services Inc., and from 1997 to 2000, he was Vice-President of Finance within the Global Manufacturing group at Warner-Lambert/Pfizer. From 1985 to 1997, he held positions of increasing responsibility in Finance and Operations at Ciba-Geigy/Novartis. Mr. Keane currently serves on the board of Salix Pharmaceuticals Ltd.

     Loretta M. Itri, M.D., F.A.C.P., 54, has been our President, Pharmaceutical Development and Chief Medical Officer since March 2003 and was Executive Vice President, Clinical Development and Chief Medical Officer from March 2001 to March 2003. Previously, Dr. Itri was Senior Vice President, Worldwide Clinical Affairs, and Chief Medical Officer at Ortho Biotech Inc., a Johnson & Johnson company, from November 1990 until March 2001. As the senior clinical leader at Ortho Biotech and previously at J&J’s R.W. Johnson Pharmaceutical Research Institute (PRI), she led the clinical teams responsible for new drug application approvals for Procrit®. She had similar leadership responsibilities for the approvals of Leustatin™, Renova™, Topamax™, Levofloxin™, and Ultram™. Prior to joining J&J, Dr. Itri was associated with Hoffmann-La Roche Inc. from June 1982 until November 1990, most recently as Assistant Vice President and Senior Director of Clinical Investigations, where she was responsible for all phases of clinical programs in Immunology, Infectious Diseases, Antivirals, AIDS, Hematology, and Oncology. Under her leadership in the areas of recombinant proteins, cytotoxic drugs and differentiation agents, she compiled the first successful Product License Application (PLA) for an interferon product (Roferon-A™; interferon alfa). Dr. Itri currently serves on the board of directors of Pharmacyclics, Inc. Dr. Itri is married to Dr. Raymond P. Warrell, our Chief Executive Officer and Chairman.

     Bruce A. Williams, 49, has been our Senior Vice President, Sales and Marketing since February 2001. Mr. Williams served most recently as Vice President, Sales and Marketing, at Celgene Corporation from July 1996 until March 2001, where he launched Thalomid®, that company’s first pharmaceutical product. He was previously Executive Director for Marketing at Ortho Biotech, Inc., a Johnson & Johnson company, where he launched Procrit® (epoetin alfa). Previously, Mr. Williams held sales, marketing, advertising, and licensing/acquisition positions at Lederle, now a division of American Home Products, Inc., and at Organon, Inc.

     Stefan C. Grant, M.D., J.D. 46, has been our Corporate Counsel since April 2002 and was appointed Vice President in January 2004. Previously, he was with the intellectual property law firm of Kenyon & Kenyon. He has worked with the pharmaceutical, biotechnical, chemical and medical device industries, and has experience in all aspects of intellectual property law, including the prosecution, licensing and litigation of patents. Prior to joining Kenyon & Kenyon, Dr. Grant, who is a medical oncologist and hematologist, spent eleven years at Memorial Sloan Kettering Cancer Center where he was an attending physician and Assistant Professor of Medicine at Cornell University Medical College. He underwent postgraduate medical training in South Africa, Great Britain and the United States. Dr. Grant received his J.D. from Fordham University and his medical degree from the University of the Witwatersrand Medical School in South Africa.

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid to the following named executive officers, during the year ended December 31, 2003: our Chief Executive Officer and the four other most highly paid executive officers.

Name and Principal Position	Annual Compensation			Other Annual Compensation		Long-Term Compensation Awards	Other Compensation ($) (1)

	Year	Salary ($)	Bonus ($)			Securities Underlying Options (#)

Raymond P. Warrell, Jr., M.D.	2003	406,250	200,000	20,867	(2)	1,300,000	11,667
Chairman and	2002	325,000	100,000	16,289		300,000	10,000
Chief Executive Officer	2001	325,000	100,000	18,037		300,000	8,060

William P. Keane	2003	260,000	65,000	1,848	(3)	15,000	10,000
Vice President, Chief Financial	2002	47,333	–	–		100,000	–
Officer and Corporate Secretary

Loretta M. Itri, M.D.	2003	390,744	107,200	7,877	(4)	330,000	11,667
President, Pharmaceutical	2002	307,000	79,500	3,464		40,000	10,000
Development and	2001	201,807	–	11,179		300,000	8,500
Chief Medical Officer

Bruce A. Williams	2003	213,350	50,800	2,595	(5)	20,000	10,000
Senior Vice President, Sales	2002	203,200	39,000	–		35,000	9,167
and Marketing	2001	161,125	–	–		150,000	7,312

Stefan Grant, M.D., J.D.	2003	201,400	42,800	–		7,500	10,000
Vice President and Corporate	2002	128,859	–	–		60,000	4,749
Counsel

(1)	Represents 401(k) matching contributions made by us.

(2)	Includes $6,000 for auto allowance, $4,464 for long-term disability and $10,403 for life insurance premiums.

(3)	Represents long-term disability insurance premiums.

(4)	Represents long-term disability and life insurance premiums.

(5)	Represents life insurance premiums.

Stock Option Grants in Last Fiscal Year

     The following table sets forth certain information concerning grants of stock options made during 2003 to the named executive officers.

Name	Number Of Securities Underlying Options Granted	Percent Of Total Options Granted To Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Value ($) (1)
Raymond P. Warrell, Jr., M.D.	1,000,000 (2)	40.50%	7.86	01/28/2013	4,691,959
	300,000 (3)	12.16%	9.88	05/16/2013	1,119,944

William P. Keane	15,000 (4)	*	13.23	07/01/2013	94,243

Loretta M. Itri, M.D.	300,000 (5)	12.16%	11.95	08/05/2013	1,702,497
	30,000 (3)	1.22%	7.86	01/28/2013	111,994

Bruce A. Williams	20,000 (3)	*	7.86	01/28/2013	74,663

Stefan Grant, M.D., J.D.	7,500 (3)	*	7.86	01/28/2013	27,999

* Less than 1%.

(1)

These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option-pricing model. There are four underlying assumptions in developing the grant valuations: an expected volatility of 58%, an expected term of exercise of four years, a risk free interest rate of approximately 3.3% and a dividend yield of 0%. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(2)

Represents options granted for renewal of employment contract. (a) 500,000 shares vest immediately in the event that the average share price exceeds $20.00 for seven consecutive trading days and (b) the remaining 500,000 shares vest immediately in the event that the average share price exceeds $30.00 for seven consecutive trading days.

(3)	Represents options granted for 2002 annual performance bonus.

(4)	Represents options issued per employment offer agreement.

(5)

Represents options granted for renewal of employment contract. One third of the shares become exercisable upon the first FDA approval of Genasense™, one third of the shares become exercisable upon FDA approval of Genasense™ in any second indication, and one third of the shares become exercisable upon FDA approval of Genasense™ in any of the following indications: non-small cell lung cancer, breast, colorectal, prostate or non-Hodgkin’s Lymphoma.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth certain information with respect to aggregate option exercises by the named executive officers in the fiscal year ended December 31, 2003 and with respect to the unexercised options held by the named executive officers as of December 31, 2003.

			Number of Securities Underlying Unexercised Options at Fiscal YearEnd (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
Name	Shares Acquired On Exercise (#)
		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond P. Warrell, Jr., M.D.	–	–	4,194,385	2,468,877	31,175,944	7,851,209

William P. Keane	–	–	25,000	90,000	76,250	228,750

Loretta M. Itri, M.D.	–	–	130,000	540,000	564,000	923,070

Bruce A. Williams	–	–	83,750	121,250	283,050	334,430

Stefan Grant, M.D., J.D.	–	–	15,000	52,500	–	19,268

(1)

Calculated on the basis of the market value of the underlying securities as of December 31, 2003 ($10.43 per share), minus the exercise price, and excludes options approved in January 2004 as part of the 2003 annual bonus.

Equity Compensation Plan Information

     The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans
approved by security
holders	10,799,422	$6.32	7,311,352

Equity compensation plans
not approved by security
holders (1)	–	–	–

(1)	None.

Employment Agreements

     Employment Agreement with Raymond P. Warrell, Jr., M.D.

     Pursuant to an employment agreement dated as of December 1, 2002 between Genta and Dr. Warrell and signed May 16, 2003, Dr. Warrell continues to serve as our Chairman and Chief Executive Officer. Dr. Warrell’s 2003 employment agreement will expire on December 31, 2005. Under his 2003 employment agreement, Dr. Warrell receives a base salary of $400,000 per annum with annual percentage increases equal to at least the Consumer Price Index for the calendar year preceding the year of the increase. In the event we terminate his employment without cause (as defined in the 2003 agreement) or Dr. Warrell terminates his employment for good reason (as defined in the 2003 agreement), Dr. Warrell becomes entitled to receive, as severance, the base salary he would have received during the twelve-month period following the date of termination. At the end of each calendar year, Dr. Warrell is eligible for an annual bonus ranging from 0% to 60% of annual base salary, subject to the achievement of agreed-upon goals and objectives. Dr. Warrell received (i) an initial option grant of 1,000,000 stock options, of which (a) 500,000 shares vest immediately in the event that the average share price exceeds $20.00 for seven consecutive trading days and (b) the remaining 500,000 shares vest immediately in the event that the average share price exceeds $30.00 for seven consecutive trading days; and is entitled to receive (ii) annual stock options for the purchase of up to 225,000 shares of Common Stock, depending upon the achievement of agreed-upon goals and objectives. Dr. Warrell continues to be entitled to any and all medical insurance, dental insurance, group health, disability insurance and other benefit plans, which are generally available to Genta’s senior executives.

     Employment Agreement with Loretta M. Itri, M.D.

     Pursuant to an employment agreement dated as of August 5, 2003, between Genta and Dr. Itri, Dr. Itri was appointed President, Pharmaceutical Development and Chief Medical Officer of Genta as of March 28, 2003. The employment agreement has an initial term of three years, beginning March 28, 2003 and continuing through March 27, 2006. The agreement provides for a base annual salary of $400,000 and an annual cash bonus ranging from 0% to 50% of her base salary to be paid if mutually agreed-upon goals and objectives are achieved for the year. Dr. Itri was also granted an incentive stock option to purchase 300,000 shares of our Common Stock at an exercise price of $11.95 per share, one third of the shares to become exercisable upon the first FDA approval of Genasense, one third of the shares to become exercisable upon FDA approval of Genasense in any second indication, and one third of the shares to become exercisable upon FDA approval of Genasense in any of the following indications: non-small cell lung cancer, breast, colorectal, prostate or non-Hodgkin’s Lymphoma.

Compensation Committee Interlocks and Insider Participation

     None of the members of our Compensation Committee had any “interlock” relationship to report during our fiscal year ended December 31, 2003.

REPORT OF THE COMPENSATION COMMITTEE

Overview

     The company seeks to achieve three objectives, which serve as guidelines in making compensation decisions:

  Providing a total compensation package which is competitive and, therefore, enables the company to attract and retain, on a long-term basis, high-caliber executive personnel;
  Integrating compensation programs with the company’s short-term and long-term strategic plan and business objectives; and
  Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

     In making its compensation determinations, the Compensation Committee of the Board has relied, in part, on independent surveys and analyses of management compensation of executives of companies in the biotechnology and pharmaceutical industries (including companies in the Nasdaq Pharmaceutical Stock Index used in the Stock Price Performance Graph set forth on page thirty-six of this proxy statement) and recommendations of management. The Compensation Committee believes it has established executive compensation levels that are competitive with companies in the biotechnology and pharmaceutical industries when taking into account relative company size, stage of development, individual responsibilities and experience, individual and overall corporate performance and geographic location.

Components of Executive Compensation

     The company’s potential therapeutic products are in various stages of research and development, and no revenues have as yet been generated from therapeutic product sales. As a result, the use of traditional performance standards, such as corporate profitability, are not believed to be appropriate in the evaluation of the performance of the company or its individual executives. The compensation of the company’s executive officers is based, in substantial part, on the achievement of individual and overall corporate objectives. Such objectives are established and modified as necessary to reflect changes in market conditions and other factors. Individual and overall corporate performance is measured by reviewing whether these corporate objectives have been achieved.

     The company’s compensation package for executive officers generally consists of annual cash compensation and long-term compensation in the form of stock options. In light of the company’s stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance the company’s research and development efforts.

Annual Cash Compensation

     Compensation levels for the company’s executive officers are determined in part through comparisons with companies of a similar size, stage of development and level of complexity in the biotechnology and pharmaceutical industries and other companies with which the company competes for personnel. In addition, the compensation level for each executive officer reflects an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of the company’s business objectives. The compensation levels for the company’s executive officers are designed to be competitive within a range that the Compensation Committee determines to be reasonable in light of the aforementioned factors. The salary level of each executive officer is reviewed on an annual basis, and adjustments are made as deemed necessary.

Stock Options

     The Compensation Committee believes that by providing all full-time employees, including executive officers who have responsibility for the management and growth of the company, with an opportunity to obtain an equity interest in the company, the best interests of stockholders and the company’s employees will be closely aligned. Accordingly, all full-time employees, including executive officers, are eligible to receive stock option grants from time to time, giving them the right to purchase shares of the company’s Common Stock at a specified price.

Compensation of Executive Officers

     In making compensation decisions for the company’s fiscal year ended December 31, 2003, the Compensation Committee considered the importance to the company of retaining highly qualified key personnel due to the complex and technologically sophisticated nature of the company’s business. Bonus compensation was awarded to the company’s executive officers in an aggregate amount of $465,800. Dr. Warrell received bonus and salary compensation pursuant to the terms of his employment agreement. In December 2002, the committee increased Dr. Warrell’s 2003 annual base salary to $400,000 and awarded him a $200,000 bonus.

     This report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

Michael S. Weiss, Chairman Daniel D. Von Hoff, M.D. Douglas G. Watson

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is currently composed of three directors, each of whom is independent as defined under the Nasdaq rules, and operates under a written charter adopted by the Board. The members of our committee are Harlan J. Wakoff, Douglas G. Watson and Jerome E. Groopman, M.D. Among our other responsibilities, we recommend to the Board the selection of the company’s independent auditors.

     Management is responsible for the company’s internal controls and the financial reporting process. Deloitte & Touche LLP, the company’s independent auditors, are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and we have reviewed and discussed the consolidated financial statements with management and the independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

     The company’s independent auditors also provided to us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence.

Fees for independent auditors for fiscal years 2003 and 2002

     Set forth below are the fees billed for services rendered by Deloitte & Touche LLP in 2003 and 2002.

	2003	2002

Audit Fees	$376,875	$198,375
Audit-Related Fees	233,873	118,000

Total Audit & Audit-Related Fees	610,748	316,375
Tax Fees	48,160	68,405
All Other Fees	20,500	0

Total Fees	$679,408	$384,780

     Audit fees consist of fees billed for services rendered for the audit of our financial statements and review of our financial statements included in our quarterly reports on Form 10-Q and services provided in connection with other statutory or regulatory filings.

     Audit-related fees consist of fees billed for services with respect to accounting consultations and due diligence services related to potential acquisitions.

     Tax fees consist of fees billed for professional services related to the preparation of our U.S. federal, U.S. state and foreign income tax returns and tax advice given to us.

     All other fees consist of fees billed for professional services related to the post-implementation review of a new financial information and accounting system implemented by the company in 2003.

     After considering the provision of services encompassed within the above disclosures about fees, the Audit Committee has determined that the provision of such services is compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-approval policy of services performed by independent auditors

     The Audit Committee’s policy is to pre-approve all audit and non-audit related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated the pre-approval authority to its chairperson when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date.

     Based upon our discussion with management and the independent auditors and our review of the representation of management and the report of the independent auditors to us, we recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC, and that Deloitte & Touche LLP be appointed as the independent auditors for the company’s fiscal year ending December 31, 2004.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Audit Committee

Harlan J. Wakoff, Chairman Douglas G. Watson Jerome E. Groopman, M.D.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

     The following table sets forth as of March 31, 2004 certain information with respect to the beneficial ownership of our Common Stock (the only voting class outstanding), (i) by each director, (ii) by each of the named executive officers and (iii) by all officers and directors as a group. As of March 31, 2004, each share of Series A Preferred Stock was convertible at the option of the holder into approximately 7.3967 shares of Common Stock. Except as required by law or with respect to the creation or amendment of senior classes of Preferred Stock or creation of different series or classes of Common Stock, and in certain other instances, holders of Series A Preferred Stock do not have voting rights until such shares are converted into Common Stock. The conversion price and the numbers of shares of Common Stock issuable upon conversion of the Series A Preferred Stock may be adjusted in the future, based on the provisions in our Certificate of Incorporation, as amended.

Name and Address (1)	Number of Shares Beneficially Owned (2)		Percent of Class Beneficially Owned
Raymond P. Warrell, Jr., M.D	4,490,085	(3)	5.5%
William P. Keane	31,000	(4)	*
Loretta M. Itri, M.D	234,495	(5)	*
Bruce A. Williams	144,000	(6)	*

Stefan Grant, M.D., J.D	31,975	(7)	*
Jerome E. Groopman, M.D	46,000	(8)	*
Betsy McCaughey, Ph.D	89,334	(8)	*

Peter T. Tattle	–		*

Daniel D. Von Hoff, M.D	141,667	(8)	*

Harlan J. Wakoff	260,000	(8)	*
Douglas G. Watson	91,000	(9)	*

Michael S. Weiss	741,687	(10)	1.0%
All Directors and Executive Officers as	6,301,243	(11)	7.6%
a group

*	Less than one percent (1%).

(1)	Unless otherwise indicated, the address of each named holder is in care of Genta Incorporated, Two Connell Drive, Berkeley Heights, NJ 07922.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options exercisable within 60 days of March 31, 2004 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)

Consists of 70,700 shares of Common Stock, including 10,000 shares of Common Stock related to the Asset Purchase Agreement with Relgen LLC, a privately held corporation, of which Dr. Warrell is the majority stockholder and 4,419,385 shares of Common Stock issuable upon exercise of currently exercisable stock options. Excludes 26,995 shares of Common Stock beneficially owned by Dr. Warrell’s wife, Dr. Itri. Dr. Warrell disclaims beneficial ownership of such shares.

(4)	Consists of 6,000 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.

(5)

Consists of 26,995 shares of Common Stock and 207,500 shares of Common Stock issuable upon exercise of currently exercisable stock options. Excludes 70,700 shares of Commons Stock, beneficially owned by Dr. Itri’s husband, Dr. Warrell. Dr. Itri disclaims beneficial ownership of such shares.

(6)	Consists of 9,000 shares of Common Stock and 135,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.

(7)	Consists of 100 shares of Common Stock and 31,875 shares of Common Stock issuable upon exercise of exercisable stock options.

(8)	Consists of shares of Common Stock issuable upon exercise of exercisable stock options.

(9)	Consists of 15,000 shares of Common Stock and 76,000 shares of Common Stock issuable upon exercise of exercisable stock options.

(10)	Consists of 478,353 shares of Common Stock and 263,334 shares of Common Stock issuable upon exercise of currently exercisable stock options.

(11)	Consists of 606,048 shares of Common Stock and 5,695,095 shares of Common Stock issuable upon exercise of currently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of March 31, 2004 certain information with respect to the beneficial ownership of our Common Stock (the only voting class outstanding) by each person known to us to beneficially own more than five percent of our outstanding Common Stock.

Name and Address (1)	Number of Shares Beneficially Owned (2)		Percent of Class Beneficially Owned
Dr. Lindsay A. Rosenwald, M.D.	17,854,672	(1)	22.0%
c/o of Paramount Capital Asset Mgmt.
787 7th Avenue, 48th Floor
New York, NY 10019

Garliston Limited	6,665,498	(2)	8.6%
c/o Aventis Pharmaceuticals Inc.
300 Somerset Corporate Blvd
Bridgewater, NJ 08807

Mazama Capital Management, Inc.	5,324,221		6.8%
One SW Columbia
Portland, OR 97258

(1)

Dr. Rosenwald is chairman and sole stockholder of Paramount BioCapital Asset Management, Inc. (“PBAM”). PBAM is the managing member of Aries Select I, LLC (“AS1”) and Aries Select II, LLC (“AS2”), each a Delaware LLC, the general partner of the Aries Domestic Fund, L.P. (“ADF1”) and Aries Domestic Fund II, L.P. (“ADF2”), each a Delaware limited partnership, and the investment manager of Aries Select, Ltd. (“Aries Select”) and the Aries Master Fund II (“AMF2”), each a Cayman Island exempted company (such entities referred to above, the “Aries Funds”). Dr. Rosenwald and PBAM may be deemed to beneficially own the securities of the Issuer owned by the Aries Funds under Rule 16a-1(a)(1) of the Securities Exchange Act of 1934, as amended. Each of Dr. Rosenwald and PBAM disclaim beneficial ownership of the securities held by the Aries Funds under Rule 16a-1(a)(2), except to the extent of its pecuniary interest therein, if any.

Dr. Rosenwald may be deemed, for purposes of Section 13D under the Securities Exchange Act of 1934, as amended, to have voting and dispositive power over 17,854,672 shares as follows: 7,975,100 shares owned by AMF2; 5,887,859 shares owned by ADF1; 656,191 shares owned by ADF2; 30,000 shares of Common Stock and warrants to purchase 3,305,522 Shares owned directly by Dr. Rosenwald.

(2)	Aventis Pharmaceuticals, Inc. may be deemed to have shared voting and investment power over 6,665,498 shares of Common Stock held by Garliston Limited.

STOCK PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total stockholder return (change in stock price plus reinvested dividends) of our Common Stock with the CRSP Total Return Index for the Nasdaq National Market (U.S. and foreign) and the CRSP Total Return Index for Nasdaq Biotechnology Index for the period from December 31, 1998 to December 31, 2003. The comparison assumes $100 was invested on December 31, 1998 in our Common Stock and the common stock of each of the foregoing indices and also assumes reinvestment of dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock.

     To our knowledge based solely on a review of the copies of such reports furnished to us and the reporting persons’ representations to us that no other reports were required, except as set forth below, during the year ended December 31, 2003, our directors and officers and owners of more than ten percent of our Common Stock complied with their respective filing requirements under Section 16(a) on a timely basis. Each of Bruce A. Williams, Daniel Von Hoff, M.D., Harland J. Wakoff, Lorettta M. Itri, M.D., Douglas G. Watson and William P. Keane had one untimely filed report and transaction during the last fiscal year ended December 31, 2003. Each of Michael S. Weiss and Raymond P. Warrell, Jr., M.D. had two such reports and transactions during the last fiscal year ended December 31, 2003.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

     Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders called for a date within thirty days of June 23, 2005 and be included in our proxy materials must be received by us no later than January 18, 2005. Stockholder proposals failing to comply with the procedures of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will be excluded.

     Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders called for a date within thirty days of June 23, 2005 and not be included in our proxy materials must comply with the advance notice provision in Section 3 of Article I of our by-laws. Except as set forth below, we must receive written notice not less than fifty days nor more than seventy-five days prior to the 2005 annual meeting. In the event that less than sixty-five days of notice or prior disclosure of the date of the meeting is given to our stockholders, we must receive written notice not less than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If notice is not received during the specified periods, the stockholder proposals will be deemed untimely.

     All stockholder proposals should be directed to our Corporate Secretary at our address listed on the top of page one of this proxy statement.

ANNUAL REPORT ON FORM 10-K

     We will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to William P. Keane, our Vice President, Chief Financial Officer and Corporate Secretary, at our address listed on the top of page one of this proxy statement.

By order of the Board of Directors,

Raymond P. Warrell, Jr., M.D. Chairman and Chief Executive Officer

Dated: April 20, 2004

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” all the director nominees listed below and “FOR” Proposals 2, 3, 4 and 5.
1.	To elect directors.	FOR ALL NOMINEES (except as marked to the contrary)	WITHHOLD FROM ALL NOMINEES			FOR	AGAINST	ABSTAIN
		☐	☐	2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance.	☐	☐	☐

To withhold authority to vote for any nominee, write the number preceding the nominee’s name on the line below.

Withhold authority for: ____________________

Director Nominees:
01 RAYMOND P. WARRELL, JR., M.D., 02 JEROME E. GROOPMAN, M.D., 03 BETSY MCCAUGHEY, PH.D., 04 PETER T. TATTLE, 05 DANIEL D. VON HOFF, M.D., 06 HARLAN J. WAKOFF, 07 DOUGLAS G. WATSON, 08 MICHAEL S. WEISS.						FOR	AGAINST	ABSTAIN
				3.	To approve an amendment to the Company’s 1998 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				4.	To approve an amendment to the Company’s Non-Employee Directors’ 1998 Stock Option Plan with respect to the annual stock options granted under the plan.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				5.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.	☐	☐	☐

Signature _________________________________ Signature _________________________________ Date ______________
Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/gnta Use the Internet to vote. Have your proxy card in hand when you access the website.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone,
you do NOT need to mail your proxy card.

You can view the Proxy Statement and the 2003 Annual Report
on the Internet at www.genta.com

GENTA INCORPORATED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2004

     The undersigned stockholder of Genta Incorporated (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated May 18, 2004, and the undersigned revokes all prior proxies and appoints Raymond P. Warrell, Jr., M.D. and William P. Keane, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held at the Hotel Westminster, 550 West Mount Pleasant Avenue, Livingston, NJ, at 11:00 a.m., local time, on June 23, 2004 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD, “FOR” PROPOSALS 2, 3, 4 AND 5, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

     Receipt of the Notice of Annual Meeting, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 accompanying the same is hereby acknowledged.

     PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Genta Incorporated account online.

Access your Genta Incorporated stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Genta Incorporated, now makes it easy and convenient to get current information on your stockholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time